UNAUDITED	Exhibit A-4
Wisconsin River Power Company
Consolidated Balance Sheet
As of December 31, 2004

2004
ASSETS

Utility Plant
Utility Plant in service	$ 35,324,843
Construction Work in Progress	300,563
Less: Reserve for Depreciation	(17,135,661)
18,489,745

Other Property & Investments
Non Utility Property (net)	866,394
Stock - Other Companies	217,430
1,083,824

Current & Accrued Assets
Cash and Marketable Securities	7,727,955
Accounts Receivable - Other	(355)
Accounts Receivable - Associated Co.	706,263
Federal and State Income Taxes Accrued	193,929
Interest Receivable	-
Materials, Supplies & Fuel Stock	114,420
Prepaid Expense	410,910
9,153,121

Deferred Debits
Prepaid Pension Benefits	-
Deferred Income Taxes	274,201
Regulatory Asset - Deferred Taxes	263,667
537,868

Total Assets	$ 29,264,559

LIABILITIES AND CAPITAL

Shareholders' Equity
Common Stock	$ 9,360,000

Retained Earnings
Balance, Beginning of Period	16,279,117
Add - Net Income	12,353,608
Less - Dividends	(12,074,400)
Balance, End of Period	16,558,325

Accumulated Comprehensive Income
Balance, Beginning of Period	(287,593)
Comprehensive Income	1,167
Balance, End of Period	(286,426)

Total Shareholders' Equity	25,631,899

Current and Accrued Liabilities
Accounts Payable	228,340
Accounts Payable-Associated Co.	443,248
Federal and State Income Taxes Accrued	-
Property Taxes Accrued	237,311
Other Accrued Liabilities	241,262
1,150,161

Deferred Credits and Other Liabilities
Deferred Income Taxes	1,819,773
Deferred Investment Tax Credit	18,144
Postretirement Benefits	501,267
Accrued Pension Liability	143,315
Other	-
2,482,499

Total Liabilities and Capital	$ 29,264,559

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UNAUDITED
Wisconsin River Power Company and Subsidiary	Exhibit A-4
Consolidated Statements of Income
For the Year Ended December 31, 2004

2004
Operating Revenues
Sales of Electric Energy-Hydro	$ 6,145,384
Sales of Electric Energy-CT	1,224,528
Sales of Water and Other Revenue	132,255
Total Revenues	7,502,166

Operating Expenses
Hydro Operation & Maintenance	1,930,188
CT Operation & Maintenance	41,524
Administrative & General Expenses
Outside Services	265,584
Insurance & Injuries & Damages	414,254
Other Admin & General Expenses	422,030
Depreciation	733,039
Taxes
Federal & State Income Taxes	1,272,077
Property and Gross Receipts Taxes	356,539
Payroll Taxes & Other	35,354
Total Operating Expenses	5,470,589

Net Operating Income	2,031,578

Other Income & Deductions
Other Income
Timber Sales	181,266
Gain (Loss) on Land Sales	17,218,886
Interest, Dividends and Other Revenue	631,776
AFUDC	-
Total Other Income	18,031,928
Other Expense
Administrative	415,381
Other Expense	184,150
Property Tax	225,919
Total Other Expense	825,450
Total Before Tax	17,206,478
Federal & State Income Tax	6,880,846
Total Other Income & Deductions	10,325,632

Income (Loss) Before Interest Expense	12,357,210

Interest Expense	3,602

Net Income (Loss)	$ 12,353,608

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UNAUDITED	Exhibit A-4
Wisconsin River Power Company and Subsidiary
Consolidated Statements of Retained Earnings
For the Year Ended December 31, 2004

2004

Balance, Beginning of Year	$16,279,117

Add - Net Income	12,353,608

Less - Dividends Declared	12,074,400

Balance, End of Year	$16,558,325

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